Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus of Discovery, Inc., which is referred to and made a part of this Registration Statement on Form S-4, and to the incorporation by reference therein of our report dated February 25, 2021 (except as to Notes 4 and 5, which are as of June 21, 2021), with respect to the consolidated financial statements of AT&T Inc. included in AT&T Inc.’s Current Report on Form 8-K dated June 21, 2021, and our report dated February 25, 2021, with respect to the effectiveness of internal control over financial reporting of AT&T Inc. included in AT&T Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2020, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

November 18, 2021

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